Exhibit 99.2

CLEAR CHANNEL INTERNATIONAL B.V.

CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2016 and 2015

FINANCIAL INFORMATION

FINANCIAL STATEMENTS

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)	September 30, 2016 (unaudited)	December 31, 2015
CURRENT ASSETS
Cash and cash equivalents	$56,283	$47,869
Accounts receivable, net of allowance of $11,393 in 2016 and $12,623 in 2015	292,427	344,060
Prepaid expenses	53,211	46,905
Other current assets	31,468	28,688

Total Current Assets	433,389	467,522
PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment, net	333,577	343,131
INTANGIBLE ASSETS AND GOODWILL
Intangible assets, net	28,602	40,818
Goodwill	223,033	223,893
OTHER ASSETS
Related party notes receivable	228,076	229,734
Other assets	57,070	42,242

Total Assets	$1,303,747	$1,347,340

CURRENT LIABILITIES
Accounts payable	$61,110	$84,155
Accrued expenses	288,698	283,231
Deferred income	53,991	47,521
Current portion of long-term debt	2,720	2,077

Total Current Liabilities	406,519	416,984
Long-term debt	222,408	221,960
Related party subordinated notes payable	1,019,435	986,089
Other long-term liabilities	123,089	102,997
Commitments and contingencies (Note 5)
SHAREHOLDER’S DEFICIT
Noncontrolling interest	38,747	32,332
Parent Company’s net investment	(907,334)	(753,062)
Accumulated other comprehensive income	400,883	340,040

Total Shareholder’s Deficit	(467,704)	(380,690)

Total Liabilities and Shareholder’s Deficit	$1,303,747	$1,347,340

See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(UNAUDITED)

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue	$284,636	284,693	$864,895	$877,148
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	196,470	200,208	578,397	593,203
Selling, general and administrative expenses (excludes depreciation and amortization)	65,415	65,629	200,578	199,654
Corporate expenses (excludes depreciation and amortization)	5,905	6,023	18,294	18,358
Depreciation and amortization	23,386	28,573	71,920	86,322
Impairment charges	7,274	—	7,274	—
Other operating income (expense), net	329	3,780	(55,579)	5,063

Operating loss	(13,485)	(11,960)	(67,147)	(15,326)
Interest expense, net	9,393	17,175	29,568	51,382
Equity in loss of nonconsolidated affiliates	(833)	(1,151)	(2,166)	(1,939)
Other income (expense), net	896	(1,854)	(5,943)	(560)

Net loss before income taxes	(22,815)	(32,140)	(104,824)	(69,207)
Income tax (benefit) expense	3,092	(8,739)	14,097	3,468

Consolidated net loss	(25,907)	(23,401)	(118,921)	(72,675)
Less amount attributable to noncontrolling interest	1,838	1,160	4,757	3,628

Net loss attributable to the Company	$(27,745)	$(24,561)	$(123,678)	$(76,303)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	4,572	(7,489)	34,593	61,405
Unrealized holding gain (loss) on marketable securities	(3)	3	(9)	25
Pension adjustments	195	—	(3,551)	—
Reclassification adjustments	—	—	32,161	—

Other comprehensive income (loss), net of tax	4,764	(7,486)	63,194	61,430

Comprehensive loss	(22,981)	(32,047)	(60,484)	(14,873)
Less amount attributable to noncontrolling interest	931	(2,715)	1,937	(5,386)

Comprehensive loss attributable to the Company	$(23,912)	$(29,332)	$(62,421)	$(9,487)

See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Consolidated net loss	$(118,921)	$(72,675)
Reconciling items:
Impairment charges	7,274	—
Depreciation and amortization	71,920	86,322
Deferred taxes	(4)	(7,883)
Provision for doubtful accounts	2,206	2,808
Amortization of deferred financing charges and note discounts, net	1,356	—
Share-based compensation	3,777	1,817
Loss (gain) on sale of operating assets	55,579	(5,063)
Equity in loss of nonconsolidated affiliates	2,166	1,939
Noncash capitalized interest expense	26,420	—
Other reconciling items, net	6,161	357
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Decrease in accounts receivable	40,274	2,530
Increase (decrease) in accrued expenses	10,919	(11,687)
Decrease in accounts payable	(22,013)	(529)
Increase in deferred income	4,908	16,929
Changes in other operating assets and liabilities	3,438	(7,835)

Net cash provided by operating activities	95,460	7,030

Cash flows from investing activities:
Purchases of property, plant and equipment	(60,407)	(38,216)
Proceeds from disposal of assets	781	5,411
Purchases of other operating assets	—	(1,088)
Decrease (increase) in related party notes receivable, net	1,658	(432)
Other, net	(21,806)	(5,182)

Net cash used for investing activities	(79,774)	(39,507)

Cash flows from financing activities:
Payments on credit facilities	—	(761)
Payments on long-term debt	(1,919)	—
Net transfers from related parties	669	58,068
Decrease in related party notes payable	(4,513)	(8,058)
Dividends and other payments to noncontrolling interests	(279)	(4,145)
Other, net	(199)	—

Net cash provided by (used for) provided by financing activities	(6,241)	45,104
Effect of exchange rate changes on cash	(1,031)	(3,855)

Net increase in cash and cash equivalents	8,414	8,772
Cash and cash equivalents at beginning of period	47,869	43,938

Cash and cash equivalents at end of period	$56,283	$52,710

Cash paid for interest	9,789	—
Cash paid for income taxes	14,715	18,623

See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S DEFICIT

(UNAUDITED)

(In thousands)	The Company	Non-controlling Interest	Consolidated
Balance, January 1, 2015	$(1,117,047)	$36,986	$(1,080,061)
Consolidated net income (loss)	(76,303)	3,628	(72,675)
Foreign currency translation adjustments	66,791	(5,386)	61,405
Unrealized holding gain on marketable securities	25	—	25
Dividends and other payments to noncontrolling interests	—	(4,145)	(4,145)
Net transfers from related parties	58,068	—	58,068
Capitalization of interest on related party subordinated notes payable	(300,550)	—	(300,550)
Other, net	1,817	(1)	1,816

Balance, September 30, 2015	$(1,367,199)	$31,082	$(1,336,117)

(In thousands)	The Company	Non-controlling Interest	Consolidated
Balance, January 1, 2016	$(413,022)	$32,332	$(380,690)
Consolidated net income (loss)	(123,678)	4,757	(118,921)
Foreign currency translation adjustments	32,656	1,937	34,593
Unrealized holding loss on marketable securities	(9)	—	(9)
Pension adjustments to comprehensive loss	(3,551)	—	(3,551)
Dividends and other payments to non-controlling interests	—	(279)	(279)
Net transfers from related parties	669	—	669
Capitalization of interest on related party subordinated notes payable	(35,454)	—	(35,454)
Reclassification adjustments	32,161	—	32,161
Other, net	3,777		3,777

Balance, September 30, 2016	$(506,451)	$38,747	$(467,704)

See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 – NATURE OF BUSINESS AND BASIS OF PRESENTATION

Nature of Business

Clear Channel Outdoor Holdings, Inc. (“CCOH” or the “Parent Company”) is an outdoor advertising company, which owns and operates advertising display faces in the United States and internationally. CCOH has two reportable business segments: Americas and International. CCOH’s International segment (“CCI”) operates across 21 countries in Europe, Asia, Australia and New Zealand and provides advertising on street furniture and transit displays, billboards, mall displays, Smartbike programs, wallscapes and other displays, which are owned or operated under lease agreements. Clear Channel International B.V. (“CCIBV” or the “Company”) is a subsidiary of the CCI business and consists of CCI operations primarily in Europe, Australia and Singapore. These consolidated financial statements represent the consolidated results of operations, financial position and cash flows of CCIBV.

History

On November 11, 2005, CCOH became a publicly traded company through an initial public offering (“IPO”), in which 10%, or 35.0 million shares, of CCOH’s Class A common stock was sold. Prior to the IPO, CCOH was an indirect wholly-owned subsidiary of iHeartCommunications, Inc. (“iHeartCommunications”), a diversified media and entertainment company. On July 30, 2008, iHeartCommunications completed its merger (the “Merger”) with a subsidiary of iHeartMedia, Inc. (“iHeartMedia”), a company formed by a group of private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”). iHeartCommunications is now owned indirectly by iHeartMedia.

Agreements with iHeartCommunications

There are several agreements which govern the Company’s relationship with CCOH, CCI and the CCOH relationship with iHeartCommunications related to corporate, employee, tax and other services. Certain of these costs, as applicable, are allocated to the Company from CCOH. iHeartCommunications has the right to terminate these agreements in various circumstances. As of the date of the issuance of these consolidated financial statements, no notice of termination of any of these agreements has been received from iHeartCommunications.

Basis of Presentation

These consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and have been derived from the accounting records of CCOH using the historical results of operations and historical bases of assets and liabilities of the Company. Assets and liabilities, revenues and expenses that pertain to the Company have been included in these consolidated financial statements. These consolidated financial statements include the results of operations in the following markets: Australia, Belgium, Denmark, Estonia, Finland, France, Holland, Hungary, Ireland, Italy, Latvia, Lithuania, New Zealand, Norway, Poland, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

The consolidated financial statements include the accounts of the Company and its subsidiaries. Also included in the consolidated financial statements are entities for which the Company has a controlling financial interest or is the primary beneficiary. Investments in companies in which the Company owns 20 percent to 50 percent of the voting common stock or otherwise exercises significant influence over operating and financial policies of a company are accounted for using the equity method of accounting. All significant intercompany accounts have been eliminated.

The Company utilizes the services of CCOH and CCI for certain functions, such as certain legal, finance, internal audit, financial reporting, tax advisory, insurance, global information technology, environmental matters and human resources services, including various employee benefit programs. The cost of these services has been allocated to the Company and included in these consolidated financial statements. The Company’s management considers these allocations to have been made on a reasonable basis. A complete discussion of the relationship with CCOH, including a description of the costs that have been allocated to the Company, is included in Note 6, Related Party Transactions to the consolidated financial statements.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes including, but not limited to, legal, tax and insurance accruals. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

The consolidated financial statements included herein may not be indicative of the financial position, results of operations or cash flows had CCIBV operated as a separate entity during the periods presented or for future periods. As these consolidated financial statements present a portion of the businesses of CCOH, the net assets of CCIBV have been presented as CCOH’s net investment in CCIBV. CCOH’s investment in CCIBV includes the accumulated deficit of CCIBV net of cash transfers related to cash management functions performed by CCOH.

NOTE 2 – NEW ACCOUNTING PRONOUNCEMENTS

During the second quarter of 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This update provides U.S. GAAP guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures. For each reporting period, the Company will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The amendments in this update are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. The Company is currently evaluating the impact of the provisions of this new standard on its consolidated financial statements.

During the first quarter of 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810), Amendments to the Consolidation Analysis. This new standard eliminates the deferral of FAS 167, which has allowed entities with interest in certain investment funds to follow the previous consolidation guidance in FIN 46(R) and makes other changes to both the variable interest model and the voting model. The standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2015. The adoption of this guidance did not have a material effect on the Company’s consolidated financial statements.

During the second quarter of 2015, the FASB issued ASU No. 2015-03, Interest-Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. This update simplifies the presentation of debt issuance costs as a deduction from the carrying value of the outstanding debt balance rather than showing the debt issuance costs as an asset. The standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2015. The retrospective adoption of this guidance resulted in the reclassification of debt issuance costs of $8.5 million as of December 31, 2015, which are now reflected as “Long-term debt fees” in Note 4.

During the third quarter of 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. This update provides a one-year deferral of the effective date for ASU No. 2014-09, Revenue from Contracts with Customers. ASU No. 2014-09 provides guidance for the recognition, measurement and disclosure of revenue resulting from contracts with customers and will supersede virtually all of the current revenue recognition guidance under U.S. GAAP. The standard is effective for the first interim period within annual reporting periods beginning after December 15, 2017. The Company is currently evaluating the impact of the provisions of this new standard on its consolidated financial statements.

During the third quarter of 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments. This update eliminates the requirement for an acquirer in a business

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

combination to account for measurement-period adjustments retrospectively. Instead, acquirers must recognize measurement-period adjustments during the period in which they determine the amounts, including the effect on earnings of any amounts they would have recorded in previous periods if the accounting had been completed at the acquisition date. The standard is effective for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. The adoption of this guidance did not have a material effect on the Company’s consolidated financial statements.

During the first quarter of 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new leasing standard presents significant changes to the balance sheets of lessees. Lessor accounting is updated to align with certain changes in the lessee model and the new revenue recognition standard which was issued in the third quarter of 2015. The standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2018. The Company is currently evaluating the impact of the provisions of this new standard on its consolidated financial statements.

During the second quarter of 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326). The new standard changes the impairment model for most financial assets and certain other instruments. Entities will be required to use a model that will result in the earlier recognition of allowances for losses for trade and other receivables, held-to-maturity debt securities, loans and other instruments. For available-for-sale debt securities with unrealized losses, the losses will be recognized as allowances rather than as reductions in the amortized cost of the securities. The standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2019. The Company is currently evaluating the impact of the provisions of this new standard on its consolidated financial statements.

During the third quarter of 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230). The new standard addresses the classification of cash flows related to certain cash receipts and cash payments. Additionally, the standard clarifies how the predominance principle should be used when cash receipts and cash payments have aspects of more than one class of cash flows. First, an entity will apply the guidance in Topic 230 and other applicable topics. If there is no guidance for those cash receipts and cash payments, an entity will determine each separately identifiable source or use and classify the receipt or payment based on the nature of the cash flow. If a receipt or payment has aspects of more than one class of cash flows and cannot be separated, the classification will depend on the predominant source of use. The standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2017. The Company is currently evaluating the impact of the provisions of this new standard on its consolidated financial statements.

NOTE 3 – PROPERTY, PLANT AND EQUIPMENT, INTANGIBLE ASSETS AND GOODWILL

Dispositions

During the second quarter of 2016, the Company sold its business in Turkey. As a result, the Company recognized a net loss of $56.6 million, which includes $32.2 million in cumulative translation adjustments that were recognized upon the sale of the Company’s subsidiaries in Turkey.

On October 24, 2016, the Company sold its International outdoor business in Australia (“Australia Outdoor”), for cash proceeds of $203.9 million. As of September 30, 2016, Australia Outdoor had $48.6 million in current assets, $56.2 million in property, plant & equipment, $5.7 million in other assets, $31.1 million in current liabilities and $9.0 million in long-term liabilities. Australia Outdoor revenue, direct operating expenses, SG&A and depreciation and amortization for the nine months ended September 30, 2016 was $96.0 million, $56.2 million, $18.5 million and $9.4 million, respectively, and $83.6 million, $51.9 million, $16.1 million and $7.3 million for the nine months ended September 30, 2015, respectively.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Property, Plant and Equipment

The Company’s property, plant and equipment consisted of the following classes of assets at September 30, 2016 and December 31, 2015, respectively:

(In thousands)	September 30, 2016	December 31, 2015
Land, buildings and improvements	$52,640	$50,863
Structures	578,640	616,991
Furniture and other equipment	90,832	90,910
Construction in progress	50,198	33,090

	772,310	791,854
Less: accumulated depreciation	438,733	448,723

Property, plant and equipment, net	$333,577	$343,131

Total depreciation expense related to property, plant and equipment for the three months ended September 30, 2016 and 2015 was $20.2 million and $24.2 million, respectively. Total depreciation expense related to property, plant and equipment for the nine months ended September 30, 2016 and 2015 was $61.8 million and $69.4 million, respectively.

Intangible Assets

The following table presents the gross carrying amount and accumulated amortization for each major class of intangible assets at September 30, 2016 and December 31, 2015, respectively:

	September 30, 2016		December 31, 2015
(In thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Transit, street furniture and contractual rights	$236,369	$(208,093)	$276,384	$(240,844)
Other	968	(642)	6,180	(902)

Total	$237,337	$(208,735)	$282,564	$(241,746)

Total amortization expense related to definite-lived intangible assets for the three months ended September 30, 2016 and 2015 was $3.1 million and $4.3 million, respectively. Total amortization expense related to definite-lived intangible assets for the nine months ended September 30, 2016 and 2015 was $10.1 million and $16.9 million, respectively.

The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years and thereafter for definite-lived intangible assets:

(In thousands)
2016	$2,944
2017	6,813
2018	3,539
2019	2,230
2020	2,154
2021	2,154
Thereafter	8,768

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Goodwill

Annual Impairment Test to Goodwill

The Company performs its annual impairment test on July 1 of each year. Each country constitutes a separate reporting unit for purposes of the goodwill impairment test using the guidance in ASC 350-20-55.

The goodwill impairment test is a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If applicable, the second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill.

Each of the Company’s reporting units is valued using a discounted cash flow model which requires estimating future cash flows expected to be generated from the reporting unit, discounted to their present value using a risk-adjusted discount rate. Terminal values were also estimated and discounted to their present value. Assessing the recoverability of goodwill requires the Company to make estimates and assumptions about sales, operating margins, growth rates and discount rates based on its budgets, business plans, economic projections, anticipated future cash flows and marketplace data. There are inherent uncertainties related to these factors and management’s judgment in applying these factors.

The Company recognized goodwill impairment of $7.3 million during the three and nine months ended September 30, 2016 related to one country and concluded no goodwill impairment charge was required for the three and nine months ended September 30, 2015.

The following table presents the changes in the carrying amount of goodwill. The provisions of ASC 350-20-50-1 require the disclosure of cumulative impairment. As a result of the Merger, a new basis in goodwill was recorded in accordance with ASC 805-10. All impairments shown in the table below have been recorded subsequent to the Merger and, therefore, do not include any pre-Merger impairment.

(In thousands)
Balance as of December 31, 2014	$232,539
Additions	10,998
Foreign currency	(19,644)

Balance as of December 31, 2015	$223,893
Impairment	(7,274)
Foreign currency	6,414

Balance as of September 30, 2016	$223,033

The beginning balance as of December 31, 2014 is net of cumulative impairments of $229.3 million.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

NOTE 4 – LONG-TERM DEBT

Long-term debt outstanding as of September 30, 2016 and December 31, 2015 consisted of the following:

(In thousands)	September 30, 2016	December 31, 2015
Clear Channel International B.V. Senior Notes	$225,000	$225,000
Other debt	9,729	9,794
Original issue discount	(1,934)	(2,208)
Long-term debt fees	(7,667)	(8,549)

Total debt	$225,128	$224,037
Less: current portion	2,720	2,077

Total long-term debt	$222,408	$221,960

On December 16, 2015, the Company issued $225.0 million in aggregate principal amount of Senior Notes due 2020 (the “Senior Notes”). The Senior Notes were issued at a discount and were priced at 99.012% of par, or $2.2 million total discount. As described in Note 2, the Company adopted new accounting guidance during the first quarter of 2016, which resulted in the reclassification of debt issuance costs of $8.5 million as a deduction from the carrying value of outstanding debt at December 31, 2015.

The aggregate market value of the Company’s debt based on market prices for which quotes were available was approximately $249.4 million and $233.7 million at September 30, 2016 and December 31, 2015, respectively. Under the fair value hierarchy established by ASC 820-10-35, the market value of the Company’s debt is classified as Level 2.

NOTE 5 – COMMITMENTS, CONTINGENCIES AND GUARANTEES

Legal Proceedings

The Company and its subsidiaries are involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings. Additionally, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on the Company’s financial condition or results of operations.

Although the Company is involved in a variety of legal proceedings in the ordinary course of business, a large portion of the Company’s litigation arises in the following contexts: commercial disputes; employment and benefits related claims; governmental fines; and tax disputes.

On April 21, 2015, inspections were conducted at the premises of Clear Channel in Denmark and Sweden as part of an investigation by Danish competition authorities. Additionally, on the same day Clear Channel UK received a communication from the UK competition authorities, also in connection with the investigation by Danish competition authorities. The Company and its affiliates are cooperating with the national competition authorities.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Guarantees

As of September 30, 2016, the Company had outstanding bank guarantees of $53.6 million, of which $15.7 million were backed by cash collateral. Additionally, as of September 30, 2016, Parent Company had outstanding commercial standby letters of credit of $15.2 million held on behalf of the Company and its subsidiaries.

NOTE 6 – RELATED PARTY TRANSACTIONS

The Company has unsecured subordinated notes payable to and receivables from other wholly-owned subsidiaries of CCOH.

Related Party Subordinated Notes Payable

The Company is the borrower of subordinated notes, which are payable to other wholly-owned subsidiaries of CCOH. These notes are subordinated and unsecured and bear interest at 3.40% plus three-month EUR, GBP or USD LIBOR, with exception to one of the Other Related Party Notes Payable outstanding as of September 30, 2016, which bears interest at a fixed rate of 0.32%.

Related party subordinated notes payable totaled approximately $1.0 billion at each of September 30, 2016 and December 31, 2015, respectively, and consisted of:

(In thousands)	September 30, 2016	December 31, 2015
Notes due to Clear Channel C.V.	$1,018,397	$984,826
Other Related Party Notes Payable	1,038	1,263

Total Related Party Notes Payable	$1,019,435	$986,089

During the first nine months of 2016, the Company capitalized $61.9 million in interest payable, which had been accrued in relation to related party subordinated notes payable. Of the amount capitalized, $26.4 million related to interest accrued during the nine months ended September 30, 2016.

Related Party Notes Receivable

The Company, as lender, had two outstanding notes receivable balances with two related parties, CCO International Holdings B.V. and Clear Channel C.V., at September 30, 2016. The balances are unsecured and repayable on demand. The notes bear interest at fixed rates of 0.28% and 8.75%, respectively.

The balances outstanding at September 30, 2016 and December 31, 2015 on these Related Party Notes Receivable are as follows:

(In thousands)	September 30, 2016	December 31, 2015
Note due from Clear Channel C.V.	$222,777	$222,777
Note due from CCO International Holdings B.V.	5,299	6,957

Total Related Party Notes Receivable	$228,076	$229,734

Cash Management Arrangement

iHeartCommunications provides cash management services to the Company and Parent Company. It is iHeartCommunications’ policy to permanently reinvest the earnings of its non-U.S. subsidiaries as these earnings are generally redeployed in those jurisdictions for operating needs and continued functioning of their businesses. The amount of any cash that is distributed is

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

determined on a basis mutually agreeable to the Company and iHeartCommunications and not on a pre-determined basis. Excess cash from our operations, which is distributed to iHeartCommunications, is applied against principal or accrued interest on the notes payable to subsidiaries of Parent Company, including Clear Channel C.V. See “Related Party Notes Payable” above.

Management Services

iHeartCommunications and CCOH provide management services to the Company, which include, among other things: (i) treasury and other financial related services; (ii) certain executive officer services; (iii) legal and related services; and (iv) other general corporate services. These services are charged to the Company based on actual direct costs incurred or allocated by iHeartCommunications and CCOH based on headcount, revenue or other factors on a pro rata basis. For the three months ended September 30, 2016 and 2015, the Company recorded $1.1 million and $1.0 million, respectively, for these services. For the nine months ended September 30, 2016 and 2015, the Company recorded $3.8 million and $3.5 million, respectively, for these services. Such costs are included in Corporate expenses in the Statement of Comprehensive Loss.

Royalty Fee

As part of a license agreement between Outdoor Management Services, Inc., an indirect wholly-owned subsidiary of CCOH, the Company is charged a royalty fee to license intellectual property, copyrights, trademarks and other intangible assets, which are held by iHM Identity, Inc., a direct wholly-owned subsidiary of iHeartCommunications. For the three months ended September 30, 2016 and 2015, the Company was charged a royalty fee of $3.6 million and $3.0 million, respectively, in relation to this agreement. For the nine months ended September 30, 2016 and 2015, the Company was charged a royalty fee of $11.1 million and $10.4 million, respectively, in relation to this agreement. Such costs are included in Selling, general and administrative expenses in the Statement of Comprehensive Loss.

Stewardship Fee

As described in Note 1, the Company is a subsidiary of CCOH, a publicly traded company. As a result, the Company incurs certain costs related to quarterly and annual reporting in order for Parent Company to comply with the Securities and Exchange Commission (“SEC”) reporting requirements. In addition, the Company incurs costs related to the preparation of budgets, forecasts and other strategic initiatives of Parent Company. Such costs are charged back to CCOH on a quarterly basis (“Stewardship Fees”) based on the time incurred by employees of the Company to perform the work. Stewardship fees charged to CCOH during the three months ended September 30, 2016 and 2015 were $4.9 million and $4.3 million, respectively. Stewardship fees charged to CCOH during the nine months ended September 30, 2016 and 2015 were $14.0 million and $15.9 million, respectively. Such costs are included as a reduction in Corporate expenses in the Statement of Comprehensive Loss.

Tax Services Agreement

Pursuant to the tax services agreement CCOH entered into with iHeartCommunications, the operations of the Company are included in a consolidated federal income tax return filed by iHeartMedia. The Company’s provision for income taxes has been computed on the basis that the operations of the Company are subject to current income taxes at the local country statutory rate where the income is being earned and in accordance with the rules established by the applicable jurisdiction taxation authorities.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

NOTE 7 – INCOME TAXES

Significant components of the provision for income tax expense are as follows:

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Current tax (benefit) expense	$3,816	$(5,088)	$14,101	$11,351
Deferred tax (benefit) expense	(724)	(3,651)	(4)	(7,883)

Income tax (benefit) expense	$3,092	$(8,739)	$14,097	$3,468

The effective tax rates for the three months ended September 30, 2016 and 2015 were (13.6%) and 27.2%, respectively. The effective tax rates for the nine months ended September 30, 2016 and 2015 were (13.4%) and (5.0%), respectively. The effective rates were primarily impacted by certain nondeductible interest and other intercompany charges and the Company’s inability to benefit from losses in certain jurisdictions. In addition, the effective rate for the nine months ended September 30, 2016 was impacted by the pre-tax loss from the sale of the Company’s outdoor advertising business in Turkey, which is non-deductible for income tax purposes due to the participation exemption on the sale of the shareholdings in the jurisdiction of the subsidiary holding company.

NOTE 8 – POSTRETIREMENT BENEFIT PLANS

Certain of the Company’s subsidiaries participate in defined benefit or defined contribution plans that cover substantially all regular employees. The Company deposits funds under various fiduciary-type arrangements or provides reserves for these plans. Benefits under the defined benefit plans are typically based either on years of service and the employee’s compensation (generally during a fixed number of years immediately before retirement) or on annual credits. The range of assumptions that are used for the defined benefit plans reflect the different economic environments within the various countries.

Defined Benefit Pension Plan Financial Information

The table below presents the components of net periodic cost recognized in the consolidated statement of comprehensive loss:

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Service cost	$447	$1,221	$1,740	$3,656
Curtailment loss	—	—	322	—
Interest cost	987	1,344	3,140	4,011
Expected returns on plan assets	(1,592)	(1,827)	(4,982)	(5,439)
Employee contributions	(7)	—	(21)	—
Amortization of actuarial gains	205	117	847	345
Amortization of prior service costs	(45)	3	(135)	11

Total net periodic pension expense	$(5)	$858	$911	$2,584

On April 1, 2016 the Company transitioned its defined benefit plan in its UK subsidiary to a defined contribution plan. As a part of the transition, the Company recognized a curtailment loss of $0.3 million.

Plan Contributions

It is the Company’s general practice to fund amounts for pensions sufficient to meet the minimum requirements set forth in applicable employee benefits laws and local tax laws. From time to time, the Company contributes additional amounts as it deems appropriate. The Company contributed $0.3 million and $0.6 million to defined benefit pension plans during the three months ended September 30, 2016 and 2015, respectively. The Company contributed $1.2 million and $1.8 million to defined benefit pension plans during the nine months ended September 30, 2016 and 2015, respectively.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Defined Contribution Retirement Plans

The Company’s employees participate in retirement plans administered as a service by third-party administrators. Contributions to these plans totaled $3.9 million and $3.2 million for the three months ended September 30, 2016 and 2015, respectively. Contributions to these plans totaled $11.7 million and $11.1 million for the nine months ended September 30, 2016 and 2015, respectively. Such costs were recorded as a component of operating expenses.

NOTE 9 – OTHER INFORMATION

The following table discloses the components of “Other assets” at:

(In thousands)	September 30, 2016	December 31, 2015
Prepaid expenses	$8,481	$9,196
Deposits	4,624	11,307
Investments	4,449	4,367
Deferred income taxes	12,538	13,097
Other	26,978	4,275

Total other assets	$57,070	$42,242

The following table discloses the components of “Accrued expenses” at:

(In thousands)	September 30, 2016	December 31, 2015
Accrued employee compensation and benefits	$77,658	$77,743
Accrued rent and lease	110,621	100,641
Accrued taxes	22,157	21,409
Accrued other	78,262	83,438

Total accrued expenses	$288,698	$283,231

The following table discloses the components of “Other long-term liabilities” at:

(In thousands)	September 30, 2016	December 31, 2015
Unrecognized tax benefits	$17,880	$15,035
Asset retirement obligation	23,552	23,565
Postretirement benefit obligation (Note 8)	52,457	45,933
Other	29,200	18,464

Total other long-term liabilities	$123,089	$102,997

NOTE 10 – SUBSEQUENT EVENTS

In connection with the preparation of the financial statements and in accordance with Accounting Standards Codification 855-10, Subsequent Events – Overall, management has evaluated and reviewed the affairs of the Company for subsequent events that would impact the financial statements for the three and nine months ended September 30, 2016 through November 8, 2016, the date the financial statements were available to be issued.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

On October 24, 2016, the Company sold its International outdoor business in Australia (“Australia Outdoor”), for cash proceeds of $203.9 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our results of operations and financial condition together with the consolidated financial statements and related notes included elsewhere in this document. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under “Forward-Looking Statements.” Actual results may differ materially from those contained in any forward-looking statements.

Format of Presentation

Management’s discussion and analysis of our financial condition and results of operations (“MD&A”) should be read in conjunction with the consolidated financial statements and related footnotes. Our discussion is presented on a consolidated basis. In this MD&A, references to (i) “we,” “us” or “our” are to Clear Channel International B.V. together with its consolidated subsidiaries, (ii) “Issuer” are to Clear Channel International B.V. without any of its subsidiaries, (iii) “Parent Company” are to Clear Channel Outdoor Holdings, Inc., our indirect parent company and (iv) “iHeartCommunications” are to iHeartCommunications, Inc., the indirect parent of Parent Company. We provide outdoor advertising services in geographic regions using various digital and traditional display types. Certain prior period amounts have been reclassified to conform to the 2016 presentation.

Management typically monitors our businesses by reviewing the average rates, average revenue per display, occupancy and inventory levels of each of our display types by market. Our advertising revenue is derived from selling advertising space on the displays we own or operate in key markets, consisting primarily of billboards, street furniture and transit displays. Part of our long-term strategy is to pursue the technology of digital displays, including flat screens, LCDs and LEDs, as additions to traditional methods of displaying our clients’ advertisements. We are currently installing these technologies in certain markets.

Advertising revenue is highly correlated to changes in gross domestic product (“GDP”) as advertising spending has historically trended in line with GDP within each market. Our results are also impacted by fluctuations in foreign currency exchange rates as well as economic conditions in the markets in which we have operations.

Relationship with iHeartCommunications

There are several agreements which govern our relationship with Parent Company and Parent Company’s relationship with iHeartCommunications including a Master Agreement, Corporate Services Agreement, Employee Matters Agreement and Tax Matters Agreement, which relate to corporate, employee, tax and other services provided by iHeartCommunications. iHeartCommunications has the right to terminate these agreements in various circumstances. As of November 8, 2016, no notice of termination of any of these agreements has been received from iHeartCommunications.

Under the Corporate Services Agreement, iHeartCommunications provides management services to Parent Company and its subsidiaries, including us. These services are allocated to us based on actual direct costs incurred or allocated by iHeartCommunications based on headcount, revenue or other factors on a pro rata basis. For the three months ended September 30, 2016 and 2015, we recorded approximately $1.1 million and $1.0 million, respectively. For the nine months ended September 30, 2016 and 2015, we recorded approximately $3.8 million and $3.5 million, respectively. Such costs are a component of corporate expenses for these services.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Other Related Party Agreements

As part of a license agreement between Outdoor Management Services, Inc., an indirect wholly-owned subsidiary of Parent Company, we are charged a royalty fee to license intellectual property, copyrights, trademarks and other intangible assets, which are held by iHM Identity, Inc., a direct wholly-owned subsidiary of iHeartCommunications. For the three months ended September 30, 2016 and 2015, we were charged royalty fees of $3.6 million and $3.0 million, respectively, in relation to this agreement. For the nine months ended September 30, 2016 and 2015, we were charged royalty fees of $11.1 million and $10.4 million, respectively, in relation to this agreement. Such costs are included in selling, general and administrative expenses.

We are a subsidiary of Parent Company, a publicly traded company. As a result, we incur certain costs related to quarterly and annual reporting in order for Parent Company to comply with SEC reporting requirements. In addition, we incur costs related to the preparation of budgets, forecasts and other strategic initiatives of Parent Company. Such costs are charged back to Parent Company on a quarterly basis based on the time incurred by our employees to perform the work. The fees that were charged to Parent Company in relation to these services during the three months ended September 30, 2016 and 2015 were $4.9 million and $4.3 million, respectively. The fees that were charged to Parent Company in relation to these services during the nine months ended September 30, 2016 and 2015 were $14.0 million and $15.9 million, respectively. Such costs are included as a reduction in corporate expenses.

Consolidated Results of Operations

The comparison of our results of operations for the three and nine months ended September 30, 2016 and 2015 is as follows:

(U.S. dollars in thousands)	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2016	2015		2016	2015
Revenue	$284,636	$284,693	—%	$864,895	$877,148	(1.4)%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	196,470	200,208	(1.9)%	578,397	593,203	(2.5)%
Selling, general and administrative expenses (excludes depreciation and amortization)	65,415	65,629	(0.3)%	200,578	199,654	0.5%
Corporate expenses (excludes depreciation and amortization)	5,905	6,023	(2.0)%	18,294	18,358	(0.3)%
Depreciation and amortization	23,386	28,573	(18.2)%	71,920	86,322	(16.7)%
Impairment charges	7,274	—		7,274	—
Other operating income (expense), net	329	3,780		(55,579)	5,063

Operating loss	(13,485)	(11,960)	12.8%	(67,147)	(15,326)	338.1%
Interest expense, net	9,393	17,175		29,568	51,382
Equity in loss of nonconsolidated affiliates	(833)	(1,151)		(2,166)	(1,939)
Other income (expense), net	896	(1,854)		(5,943)	(560)

Loss before income taxes	(22,815)	(32,140)		(104,824)	(69,207)
Income tax expense (benefit)	3,092	(8,739)		14,097	3,468

Consolidated net loss	(25,907)	(23,401)		(118,921)	(72,675)
Less amount attributable to noncontrolling interest	1,838	1,160		4,757	3,628

Net loss attributable to the Company	$(27,745)	$(24,561)		$(123,678)	$(76,303)

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Consolidated Revenue

For the three months ended September 30, 2016, revenue decreased $0.1 million compared to the same period of 2015. Excluding the $6.0 million impact from movements in foreign exchange rates, revenues increased $5.9 million compared to the same period of 2015. The increase in revenue was primarily driven by revenue growth from new digital assets and new contracts in Australia, Italy, Spain and Sweden, partially offset by lower revenue in the United Kingdom as a result of the London bus shelter contract not being renewed and the sale of our Turkey market during the second quarter of 2016.

For the nine months ended September 30, 2016, revenue decreased $12.3 million compared to the same period of 2015. Excluding the $19.1 million impact from movements in foreign exchange rates, revenues increased $6.8 million compared to the same period of 2015. The increase in revenue is due to growth from new digital assets and new contracts in Australia, France, Italy and Sweden, which was partially offset by lower revenue in the United Kingdom as a result of the London bus shelter contract not being renewed.

Consolidated Direct Operating Expenses

For the three months ended September 30, 2016, direct operating expenses decreased $3.7 million compared to the same period of 2015. Excluding the $4.5 million impact from movements in foreign exchange rates, direct operating expenses increased $0.8 million compared to the same period of 2015. The increase in direct operating expenses was primarily a result of higher site lease and production expenses in countries experiencing revenue growth, partially offset by lower site lease expense due to lower revenue in the United Kingdom as a result of the London bus shelter contract not being renewed, lower direct operating expenses as a result of the sale our Turkey market during the second quarter of 2016 and site lease termination fees incurred in the third quarter of 2015 related to our strategic efficiency initiatives.

For the nine months ended September 30, 2016, direct operating expenses decreased $14.8 million compared to the same period of 2015. Excluding the $14.3 million impact from movements in foreign exchange rates, direct operating expenses decreased $0.5 million compared to the same period of 2015. The decrease was primarily a result of lower site lease expense due to lower revenue in the United Kingdom as a result of the London bus shelter contract not being renewed, partially offset by higher site lease and production expenses in countries experiencing revenue growth.

Consolidated Selling, General and Administrative (“SG&A”) Expenses

For the three months ended September 30, 2016, SG&A expenses decreased $0.2 million compared to the same period of 2015. Excluding the $1.3 million impact from movements in foreign exchange rates, SG&A expenses increased $1.1 million compared to the same period of 2015. An increase in SG&A expenses related to higher sales expenses in countries experiencing growth was partially offset by a reduction in SG&A expenses resulting from the sale of the business in Turkey during the second quarter of 2016.

For the nine months ended September 30, 2016, SG&A expenses increased $0.9 million compared to the same period of 2015. Excluding the $3.2 million impact from movements in foreign exchange rates, SG&A expenses increased $4.1 million compared to the same period of 2015. The increase in SG&A expenses was primarily due to higher sales expenses and office renovation costs in Australia and the United Kingdom.

Corporate Expenses

For the three months ended September 30, 2016, Corporate expenses decreased $0.1 million compared to the same period of 2015. Excluding the $1.5 million impact from movements in foreign exchange rates, corporate expenses increased $1.4 million compared to the same period of 2015.

For the nine months ended September 30, 2016, Corporate expenses decreased $0.1 million compared to the same period of 2015. Excluding the $2.4 million impact from movements in foreign exchange rates, corporate expenses increased $2.3 million compared to the same period of 2015.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Strategic Revenue and Efficiency Initiatives

Included in the amounts for direct operating expenses, SG&A and corporate expenses discussed above are expenses incurred in connection with our strategic revenue and efficiency initiatives. The costs were incurred to improve revenue growth, enhance yield, reduce costs, and organize each business to maximize performance and profitability. These costs consist primarily of consolidation of locations and positions, severance related to workforce initiatives, consulting expenses and other costs incurred in connection with improving our businesses. These costs are expected to provide benefits in future periods as the initiative results are realized.

Strategic revenue and efficiency costs were $3.0 million and $7.9 million during the three months ended September 30, 2016 and 2015, respectively. Of these costs, $0.1 million are reported within direct operating expenses, $2.0 million are reported within SG&A and $0.9 million are reported within corporate expense for the three months ended September 30, 2016 compared to $6.2 million within direct operating expenses, $1.0 million within SG&A and $.7 million within corporate expense for the three months ended September 30, 2015.

Strategic revenue and efficiency costs were $4.8 million and $14.6 million during the nine months ended September 30, 2016 and 2015, respectively. Of these costs, $0.5 million are reported within direct operating expenses, $3.0 million are reported within SG&A and $1.3 million are reported within corporate expense for the nine months ended September 30, 2016 compared to $6.8 million, $2.3 million and $5.5 million, respectively, for the nine months ended September 30, 2015.

Depreciation and Amortization

Depreciation and amortization decreased $5.2 million and $14.4 million during the three and nine months ended September 30, 2016, respectively, compared to the same periods of 2015 primarily due to the impact of movements in foreign exchange rates and assets becoming fully depreciated or amortized.

Impairment Charges

The Company performs its annual impairment test on July 1 of each year. In addition, we test for impairment of property, plant and equipment whenever events and circumstances indicate that depreciable assets might be impaired. As a result of these impairment tests, we recorded impairment charges of $7.3 million during the three and nine months ended September 30, 2016, related to goodwill in one market. We concluded no goodwill impairment charge was required for the three and nine months ended September 30, 2015.

Other Operating Income (Expense), Net

Other operating income, net was $0.3 million for the three months ended September 30, 2016. Other operating expense, net of $55.6 million for the nine months ended September 30, 2016 primarily related to the loss on the sale of the Turkey business in the second quarter of 2016. The Company recognized a net loss of $56.6 million which includes cumulative translation adjustments of $32.2 million.

Other operating income, net of $3.8 million and $5.1 million for the three and nine months ended September 30, 2015, respectively, primarily related to the net gains recognized from the disposal of operating and fixed assets.

Interest Expense, Net

Interest expense, net decreased $7.8 million and $21.8 million during the three and nine months ended September 30, 2016, respectively, compared to the same periods of 2015. Interest expense related to the Senior Notes issued in December 2015 was offset by lower average outstanding balances on related party notes payable.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Equity in Earnings (Loss) of Nonconsolidated Affiliates

Equity in loss of nonconsolidated affiliates of $0.8 million and $2.2 million for three and nine months ended September 30, 2016, respectively, included the loss from our equity investments.

Equity in loss of nonconsolidated affiliates of $1.2 million and $1.9 million for three and nine months ended September 30, 2015, respectively, included the loss from our equity investments.

Income Tax Benefit (Expense)

Our operations are included in a consolidated income tax return filed by iHeartMedia. However, for purposes of our financial statements, our provision for income taxes was computed assuming that we filed separate consolidated income tax returns together with our subsidiaries.

The effective tax rates for the three months ended September 30, 2016 and 2015 were (13.6%) and 27.2%, respectively. The effective tax rates for the nine months ended September 30, 2016 and 2015 were (13.4%) and (5.0%), respectively. The effective rates were primarily impacted by certain nondeductible interest and other intercompany charges and the Company’s inability to benefit from losses in certain jurisdictions. In addition, the effective rate for the nine months ended September 30, 2016 was impacted by the pre-tax loss from the sale of the Company’s outdoor advertising business in Turkey, which is non-deductible for income tax purposes due to the participation exemption on the sale of the shareholdings in the jurisdiction of the subsidiary holding company.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

The following discussion highlights our cash flow activities during the nine months ended September 30, 2016 and 2015:

(U.S. dollars in thousands)	Nine Months Ended September 30,
	2016	2015
Cash provided by (used for):
Operating activities	$95,460	$7,030
Investing activities	(79,774)	(39,507)
Financing activities	(6,241)	45,104

Operating Activities

Cash provided by operating activities was $95.5 million during the nine months ended September 30, 2016 compared to $7.0 million of cash provided during the nine months ended September 30, 2015. The increase in cash provided by operating activities is primarily attributed to changes in working capital balances, particularly accounts receivable, which was driven primarily by improved collections.

Investing Activities

Cash used for investing activities of $79.8 million and $39.5 million during the nine months ended September 30, 2016 and 2015, respectively, primarily reflected capital expenditures of $60.4 million and $38.2 million, respectively, related to new advertising structures such as billboards and street furniture and renewals of existing contracts.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Financing Activities

Cash used for financing activities of $6.2 million during the nine months ended September 30, 2016 primarily reflected the net payments of related party notes payable of $4.5 million and payments of long-term debt of $1.9 million partially offset by net transfers from related parties of $0.7 million.

Cash provided by financing activities of $45.1 million during the nine months ended September 30, 2015 primarily reflected net transfers from related parties of $58.1 million, partially offset by net payments made on related party subordinated notes payable.

Cash Paid for Interest on Related Party Subordinated Notes Payable and Long-term Debt

During the nine months ended September 30, 2016 we made a cash interest payment of $9.8 million on the 8.75% Senior Notes due 2020. We made no cash interest payments in relation to interest incurred on related party subordinated notes payable or long-term debt during the nine months ended September 30, 2015.

Anticipated Cash Requirements

Our primary sources of liquidity are cash on hand and cash flow from operations. Based on our current and anticipated levels of operations and conditions in our markets, we believe that cash on hand and cash flows from operations will enable us to meet our working capital, capital expenditure and other funding requirements. We believe our long-term plans, which include promoting outdoor media spending and capitalizing on our diverse geographic and product opportunities, including the continued deployment of digital displays, will enable us to continue to generate cash flows from operations sufficient to meet our liquidity and funding requirements long term. However, significant assumptions underlie this belief, including, among other things, that we will continue to be successful in implementing our business strategy and that there will be no material adverse developments in our business, liquidity or capital requirements. Our anticipated results are subject to significant uncertainty and may be affected by events beyond our control, including prevailing economic, financial and industry conditions. At September 30, 2016, we had $56.3 million of cash on our balance sheet, a portion of which is held by non-wholly owned subsidiaries or is otherwise subject to certain restrictions and not readily accessible to us. Our policy is to permanently reinvest the earnings of our subsidiaries as these earnings generally remain in those jurisdictions for operating needs and continued functioning of their businesses. However, if any excess cash held by us and our subsidiaries were needed to fund operations in the United States, Parent Company has the ability to cause us to make distributions and repatriate available funds.

Our ability to fund our working capital, capital expenditures and other obligations depends on our future operating performance and cash from operations. If our future operating performance does not meet our expectations or our plans materially change in an adverse manner or prove to be materially inaccurate, we may need additional financing. We may not be able to secure any such additional financing on terms favorable to us or at all.

We were in compliance with the covenants contained in our financing agreements as of September 30, 2016.

We frequently evaluate strategic opportunities both within and outside our existing lines of business. We expect from time to time to pursue acquisitions and may decide to dispose of certain businesses. These acquisitions or dispositions could be material.

On October 24, 2016, we sold our International outdoor business in Australia (“Australia Outdoor”), for cash proceeds of $203.9 million.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Cash Management Arrangement

iHeartCommunications provides cash management services to us and Parent Company. It is iHeartCommunications’ policy to permanently reinvest the earnings of its non-U.S. subsidiaries as these earnings are generally redeployed in those jurisdictions for operating needs and to maintain the continued function of such subsidiaries’ businesses. The amount of any cash that is distributed is determined on a basis mutually agreeable to us and iHeartCommunications, and not on a predetermined basis. Excess cash from our operations which is distributed to iHeartCommunications is applied against principal or accrued interest on the subordinated notes payable to subsidiaries of Parent Company, including Clear Channel C.V.

Senior Notes

As of September 30, 2016, we had $225.0 million aggregate principal amount outstanding of 8.75% Senior Notes due 2020.

The Senior Notes mature on December 15, 2020 and bear interest at a rate of 8.75% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2016. The Senior Notes are guaranteed by certain of our existing and future subsidiaries. The Senior Notes are senior unsecured obligations that rank pari passu in right of payment to all of our unsubordinated indebtedness, and the guarantees of the Senior Notes are senior unsecured obligations that rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors of the Senior Notes.

We may redeem the Senior Notes at our option, in whole or part, at any time prior to December 15, 2017, at a price equal to 100% of the principal amount of the notes redeemed, plus a make-whole premium, plus accrued and unpaid interest to the redemption date. We may redeem the Senior Notes, in whole or in part, on or after December 15, 2017, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date. At any time on or before December 15, 2017, we may elect to redeem up to 40% of the aggregate principal amount of the Senior Notes at a redemption price equal to 108.75% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings.

The indenture governing the Senior Notes contains covenants that limit our ability and the ability of our restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) transfer or sell assets; (iv) create liens on assets; (v) engage in certain transactions with affiliates; (vi) create restrictions on dividends or other payments by the restricted subsidiaries; and (vii) merge, consolidate or sell substantially all of our assets.

Related Party Subordinated Notes Payable

As of September 30, 2016 and December 31, 2015, we had related party subordinated notes payable balances outstanding of $1.0 billion and $1.0 billion, respectively. The unsecured subordinated notes payable are owed to other wholly-owned subsidiaries of Parent Company and bear interest at 0.3%—3.4% plus three-month EUR, GBP or USD LIBOR. In December 2015, we entered into an agreement with Clear Channel C.V., whereby we were discharged from our obligations under several related party subordinated notes payable with an aggregate principal amount of $909.5 million (including accrued interest of $29.6 million).

Subsidiary Credit Facilities

Certain of our subsidiaries are the primary borrowers under various credit and overdraft facilities with European banks. These facilities are denominated primarily in Euros. As of September 30, 2016, there were no outstanding under these facilities and there were approximately $3.6 million available for borrowings.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Commitments, Contingencies and Guarantees

We are currently involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued our estimate of the probable costs for resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings. See “Business—Legal Proceedings”.

SEASONALITY

Typically, we experience our lowest financial performance in the first quarter of the calendar year, resulting in a loss from operations in that period. We typically experience our strongest performance in the second and fourth quarters of the calendar year. We expect this trend to continue in the future. Due to this seasonality and certain other factors, the results for the interim periods may not be indicative of results for the full year.

MARKET RISK

We are exposed to market risks arising from changes in market rates and prices, including movements in foreign currency exchange rates and inflation.

On June 23, 2016, the United Kingdom (the “U.K.”) held a referendum in which voters approved an exit from the European Union (the “E.U.”), commonly referred to as “Brexit”. We are currently headquartered in the U.K. and we transact business in many key European markets. The announcement of Brexit caused the British pound currency rate to weaken against the U.S. dollar. Further, Brexit may create global economic uncertainty, which may cause our customers to closely monitor their costs and reduce the amount they spend on advertising. Any of these effects of Brexit, among others, could adversely affect our business, financial condition, operating results and cash flows.

Foreign Currency Exchange Rate Risk

We have operations in several countries in Europe and in Australia, New Zealand and Singapore. Operations in these countries are measured in their local currencies, and our consolidated financial statements are presented in U.S. dollars. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we have operations. We believe we mitigate a small portion of our exposure to foreign currency fluctuations with a natural hedge through borrowings in currencies other than the U.S. dollar. We estimate a 10% increase in the value of the U.S. dollar relative to foreign currencies would have decreased our net loss for the three and nine months ended September 30, 2016 by $2.6 million and $8.7 million, respectively. We estimate a 10% decrease in the value of the U.S. dollar relative to foreign currencies during the three and nine months ended September 30, 2016 would have increased our net loss for the three and nine months ended September 30, 2016 by corresponding amounts.

This analysis does not consider the implications that such currency fluctuations could have on the overall economic activity that could exist in such an environment in the United States or the foreign countries or on the results of operations of these foreign entities.

Inflation

Inflation is a factor in the economies in which we do business and we continue to seek ways to mitigate its effect. Inflation has affected our performance in terms of higher costs for wages, salaries and equipment. Although the exact impact of inflation is indeterminable, we believe we have offset these higher costs by increasing the effective advertising rates of most of our outdoor display faces.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

CRITICAL ACCOUNTING ESTIMATES

The preparation of our financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, we evaluate our estimates that are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such difference could be material. Our significant accounting policies are discussed in the notes to our consolidated financial statements included in Item 8 of Part II of this Annual Report on Form 10-K. Management believes that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. The following narrative describes these critical accounting estimates, the judgments and assumptions and the effect if actual results differ from these assumptions.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. We test goodwill at interim dates if events or changes in circumstances indicate that goodwill might be impaired. The fair value of our reporting units is used to apply value to the net assets of each reporting unit. To the extent that the carrying amount of net assets would exceed the fair value, an impairment charge may be required to be recorded.

The discounted cash flow approach we use for valuing goodwill as part of the two-step impairment testing approach involves estimating future cash flows expected to be generated from the related assets, discounted to their present value using a risk-adjusted discount rate. Terminal values are also estimated and discounted to their present value.

On July 1, 2016, we performed our annual impairment test in accordance with ASC 350-30-35, resulting in a goodwill impairment charge of $7.3 million related to one country. In determining the fair value of our reporting units, we used the following assumptions:

•	Expected cash flows underlying our business plans for the periods 2016 through 2020. Our cash flow assumptions are based on detailed, multi-year forecasts performed by each of our operating segments, and reflect the advertising outlook across our businesses.

•	Cash flows beyond 2020 are projected to grow at a perpetual growth rate, which we estimated at 3.0%.

•	In order to risk adjust the cash flow projections in determining fair value; we utilized a discount rate of approximately 8.0% to 11.5% for each of our reporting units.

Based on our annual assessment using the assumptions described above, a hypothetical 10% reduction in the estimated fair value in each of our reporting units would not result in a material impairment condition.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

SELECTED ISSUER, GUARANTOR AND NON-GUARANTOR FINANCIAL DATA

Certain of our subsidiaries organized under the laws of Belgium, England and Wales, the Netherlands, Sweden and Switzerland guarantee the Senior Notes. Certain of our subsidiaries organized under the other jurisdictions where we conduct operations do not guarantee the notes. The following tables set forth unaudited selected separate historical financial data for us, the guarantors and non-guarantor subsidiaries for the three and nine months ended September 30, 2016 and 2015 and at September 30, 2016 and December 31, 2015. The selected historical financial data for the three and nine months ended September 30, 2016 and 2015 and at September 30, 2016 and December 31, 2015 are derived from our unaudited consolidated financial statements and related notes included herein. Historical results are not necessarily indicative of the results to be expected for future periods.

We are not subject to the reporting requirements of the SEC. The financial information included herein is not intended to comply with the requirements of Regulation S-X under the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder. Specifically, we have not included any separate financial statements for the guarantors or a footnote to our consolidated financial statements showing financial information for the guarantors and the non-guarantor subsidiaries as would be required if we had registered the Senior Notes with the SEC. The information set forth below will be the only information presenting separate financial data for us, the guarantors and the non-guarantors that you will receive.

You should read the information presented below in conjunction with our historical consolidated financial statements and related notes herein, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

	Three Months Ended September 30, 2016
			Non-Guarantor Subsidiaries
(In millions)	Issuer	Guarantor Subsidiaries	Europe	Non-Europe (1)	Eliminations	Consolidated
Results of Operations Data:
Revenue	$—	$104.9	$139.7	$40.0	$—	$284.6
Direct operating, SG&A and Corporate expenses	0.1	99.9	135.8	32.0	—	267.8
Depreciation and amortization	—	8.2	11.4	3.7	—	23.3
Impairment charges	—	7.3	—	—	—	7.3
Other operating (expense) income	—	0.1	0.2	—	—	0.3

Operating income (loss)	$(0.1)	$(10.4)	$(7.3)	$4.3	$—	$(13.5)

Other Financial Data:
Capital expenditures	$—	$11.5	$4.1	$5.0	$—	$20.6

	Nine Months Ended September 30, 2016
Results of Operations Data:
Revenue	$—	$324.2	$429.8	$110.9	$—	$864.9
Direct operating, SG&A and Corporate expenses	0.5	296.9	408.8	91.0	—	797.2
Depreciation and amortization	—	25.2	36.1	10.6	—	71.9
Impairment charges	—	7.3	—	—	—	7.3
Other operating (expense) income	—	(0.8)	(54.8)	—	—	(55.6)

Operating income (loss)	$(0.5)	$(6.0)	$(69.9)	$9.3	$—	$(67.1)

Other Financial Data:
Capital expenditures	$—	$26.2	$16.4	$17.8	$—	$60.4

Balance Sheet Data (at end of period):
Cash and cash equivalents	$—	$35.4	$6.9	$14.0	$—	$56.3
Current assets	—	162.5	210.9	60.0	—	433.4
Property, plant and equipment, net	—	114.5	157.6	61.5	—	333.6
Intercompany assets	(230.5)	363.8	190.4	47.5	(371.2)	—
Total assets	(230.5)	1,005.1	692.7	207.6	(371.2)	1,303.7
Current liabilities	5.9	154.0	211.5	35.1	—	406.5
Long-term debt, less current maturities	215.4	—	0.6	6.4	—	222.4
Related party subordinated notes payable	—	1,019.4	—	—	—	1,019.4

(1)	Includes subsidiaries organized under the laws of Australia, New Zealand and Singapore and certain other immaterial or dormant subsidiaries.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

	Three Months Ended September 30, 2015
			Non-Guarantor Subsidiaries
(In millions)	Issuer	Guarantor Subsidiaries	Europe	Non-Europe (1)	Eliminations	Consolidated
Results of Operations Data:
Revenue	$—	$120.2	$132.8	$31.6	$—	$284.6
Operating expenses	0.1	112.9	131.1	27.7	—	271.8
Depreciation and amortization	—	12.3	13.9	2.4	—	28.6
Other operating (expense) income	—	1.8	2.0	—	—	3.8

Operating income (loss)	$(0.1)	$(3.2)	$(10.2)	$1.5	$—	$(12.0)

Other Financial Data:
Capital expenditures	$—	$10.9	$3.8	$1.5	$—	$16.2

	Nine Months Ended September 30, 2015
Results of Operations Data:
Revenue	$—	$358.5	$421.2	$97.4	$—	$877.1
Operating expenses	0.3	324.0	402.2	84.7	—	811.2
Depreciation and amortization	—	33.4	45.3	7.6	—	86.3
Other operating (expense) income	—	2.5	2.6	—	—	5.1

Operating income (loss)	$(0.3)	$3.6	$(23.7)	$5.1	$—	$(15.3)

Other Financial Data:
Capital expenditures	$—	$19.1	$16.6	$2.5	$—	$38.2

Balance Sheet Data (at December 31, 2015):
Cash and cash equivalents	$2.0	$19.2	$15.4	$11.3	$—	$47.9
Current assets	1.9	174.9	232.2	58.5	—	467.5
Property, plant and equipment, net	—	113.7	179.9	49.5	—	343.1
Intercompany assets	(157.2)	402.2	190.5	45.4	(480.9)	—
Total assets	(155.2)	1,067.8	727.6	188.0	(480.9)	1,347.3
Current liabilities	0.9	173.0	215.0	28.1	—	417.0
Long-term debt, net of current maturities	222.0	—	—	—	—	222.0
Related party subordinated notes payable	—	986.1	—	—	—	986.1

(1)	Includes subsidiaries organized under the laws of Australia, New Zealand and Singapore and certain other immaterial or dormant subsidiaries.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

FORWARD LOOKING STATEMENTS

This document includes “forward-looking statements.” Forward-looking statements include statements concerning future events or our future financial performance that is not historical information. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. All forward-looking statements attributable to us apply only as of the date hereof. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Uncertainties and other factors that could cause actual results to differ materially from our expectations include, but are not limited to:

•	risks associated with weak or uncertain global economic conditions and their impact on the capital markets, including any impact as a result of Brexit;

•	industry conditions, including competition;

•	legislative or regulatory requirements;

•	restrictions on outdoor advertising of certain products;

•	our dependence on Clear Channel Outdoor Holdings, Inc.’s management team and key individuals;

•	regulations and consumer concerns regarding privacy and data protection;

•	the possibility of a breach of our security measures;

•	environmental, health, safety and land use legislation and regulations;

•	risks of doing business in multiple jurisdictions;

•	fluctuations in exchange rates and currency values;

•	our ability to obtain or retain key concessions and contracts;

•	risks associated with many factors, including technological, general economic and political conditions in the countries in which we currently do business;

•	the risk that we may not be able to integrate the operations of acquired businesses successfully;

•	the restrictions imposed by the financing agreements of iHeartCommunications, Inc. and Clear Channel Outdoor Holdings, Inc.; and

•	the restrictions imposed by other operating agreements between iHeartCommunications, Inc. and Clear Channel Outdoor Holdings, Inc.

The foregoing factors are not exhaustive and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Except to the extent required by law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.